Plexus Announces Preliminary Fiscal First Quarter 2024 Results and Additional Share Repurchase Program
NEENAH, WI – January 16, 2024 - Plexus Corp. (NASDAQ: PLXS) announced today that it will not meet its fiscal first quarter revenue guidance of $990 million to $1.03 billion, GAAP operating margin of 4.8% to 5.3% and GAAP EPS of $1.15 to $1.33, as issued October 25, 2023. As the fiscal first quarter progressed, the company experienced continued market-driven inventory corrections and incrementally weaker demand from the Healthcare/Lifesciences and Industrial market sectors. Plexus now expects to announce fiscal first quarter revenue of $980 to $985 million, GAAP operating margin of approximately 4.6% and GAAP diluted EPS of $1.02 to $1.06.
Todd Kelsey, Chief Executive Officer, commented, “I remain confident in my expectations that, over the long-term, Plexus’ strategy will continue to deliver industry-leading revenue growth and superior returns for our shareholders. In the near term, Plexus is focused on continuing to deliver customer service excellence, tightly managing costs and generating cash. In support of our commitment to return any excess cash to shareholders, I am pleased to announce that our Board of Directors approved a new $50 million share repurchase program. We believe repurchasing our common stock at current market prices is an attractive use of our capital and creates an additional opportunity to create long-term shareholder value.”
The fiscal first quarter 2024 selected financial results and disclosures in this press release are preliminary and reflect management's current views. Plexus management will provide a detailed update on its fiscal first quarter results and its second fiscal quarter guidance as part of a conference call on Thursday, January 25 at 8:30 a.m. Eastern Time. Fiscal first quarter 2024 results will be released after market close on January 24, 2024. An audio webcast of the call and accompanying slides will be available in the investor relations section of the company website, plexus.com.

Conference Call and Webcast Information

What:	Plexus Fiscal 2024 Q1 Earnings Conference Call and Webcast
When:	Thursday, January 25, 2024 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, plexus.com. Participants can also join utilizing the links below:

Audio conferencing link:
https://register.vevent.com/register/BI5b4476caa76d41bfaaaf4fb0a35326ad
Webcast link:
https://edge.media-server.com/mmc/p/dznpgcq9

Replay:	The webcast will be archived on the Plexus website and will be available as on-demand for 12 months

Investor and Media Contact
Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com

About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of nearly 25,000 individuals who are dedicated to providing Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing and Sustaining Services. Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading companies by providing innovative, comprehensive solutions throughout a product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the effect of inflationary pressures on our costs of production, profitability, and on the economic outlook of our markets; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the effects of our Xiamen, China subsidiary being placed on the Bureau of Industry and Security's Unverified List; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the outcome of litigation and regulatory investigations and proceedings, including the results of any challenges with regard to such outcomes; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; increasing regulatory and compliance requirements; any tax law changes and related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business; the potential effect of other world or local events or other events outside our control (such as the conflict between Russia and Ukraine, conflict in the Middle East, escalating tensions between China and Taiwan or China and the United States, changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2023 Form 10-K.